UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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American Superconductor Corporation

(Name of Registrant as Specified In Its Charter)

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AMERICAN SUPERCONDUCTOR CORPORATION

64 Jackson Road

Devens, Massachusetts 01434

Notice of Annual Meeting of Stockholders to

be Held on Thursday, August 1, 2013

The Annual Meeting of Stockholders of American Superconductor Corporation (“AMSC”) will be held at AMSC’s corporate headquarters, located at 64 Jackson Road, Devens, Massachusetts 01434, on Thursday, August 1, 2013 at 8:30 a.m., local time, to consider and act upon the following matters:

1.	To elect Vikram S. Budhraja, Richard Drouin, Pamela F. Lenehan, Daniel P. McGahn, David R. Oliver, Jr., John B. Vander Sande and John W. Wood, Jr. as directors of AMSC for a term of office expiring at the 2014 annual meeting of stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as AMSC’s independent registered public accounting firm for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Stockholders of record at the close of business on June 3, 2013 will be entitled to notice of and to vote at the annual meeting or any continuation, postponement or adjournment thereof. The stock transfer books of AMSC will remain open.

By Order of the Board of Directors,

John W. Powell, Secretary

Devens, Massachusetts

June 18, 2013

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE, OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

i

AMERICAN SUPERCONDUCTOR CORPORATION

64 Jackson Road

Devens, Massachusetts 01434

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held on Thursday, August 1, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors, or Board, of American Superconductor Corporation (“AMSC”) for use at the Annual Meeting of Stockholders, or Annual Meeting, to be held on Thursday, August 1, 2013, beginning at 8:30 a.m., local time, at AMSC’s corporate headquarters, located at 64 Jackson Road, Devens, Massachusetts 01434, and at any continuation, postponement or adjournment of the Annual Meeting. On or about June 21, 2013, we are releasing this proxy statement together with our annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, or 2012 Annual Report, and other information required by the rules of the Securities and Exchange Commission (“SEC”) to our stockholders of record on the record date for the meeting. Our 2012 Annual Report is provided without exhibits. Exhibits will be provided, at no charge, upon written request addressed to American Superconductor Corporation, 64 Jackson Road, Devens, MA 01434, Attention: Investor Relations.

Our fiscal year begins on April 1 and ends on March 31. When we refer to a particular fiscal year, we are referring to the fiscal year ended on March 31 of the following year. For example, fiscal 2012 refers to the fiscal year ended March 31, 2013.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on August 1, 2013

AMSC’s proxy statement and annual report are available at

www.proxyvote.com

The following proxy materials are available for review at www.proxyvote.com:

•	our 2013 proxy statement;

•	our 2012 Annual Report; and

•	any amendments or supplements to our proxy materials that are required to be furnished to stockholders.

INFORMATION ABOUT THIS PROXY STATEMENT

Why you received this proxy statement. You are viewing or have received these proxy materials because AMSC’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, AMSC is making this proxy statement and its 2012 Annual Report available to certain of its stockholders electronically via the Internet. On or about June 21, 2013, we mailed to these stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2012 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2012 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, then you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials. Some of our stockholders received printed copies of our proxy statement, 2012 Annual Report and proxy card. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of the selection of our independent registered public accounting firm. Stockholders may also consider such other business as may properly come before the meeting. We are not aware of any other business to be brought before the meeting. If any other business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, June 3, 2013, are entitled to receive notice of the Annual Meeting and to vote their shares of our common stock at the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting. The number of stockholders of record as of the June 3, 2013 record date was 413. Holders of shares of our common stock are entitled to one vote per share.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in AMSC as of the record date to be admitted to the Annual Meeting. You may obtain directions to the location of our Annual Meeting by writing our Investor Relations department at 64 Jackson Road, Devens, Massachusetts 01434 or by calling (978) 842-3247.

What constitutes a quorum?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. As of the June 3, 2013 record date, 60,312,759 shares of our common stock were outstanding and entitled to vote.

How do I vote?

If you are a stockholder of record, meaning your shares are registered in your name, you may vote:

(1) Over the Internet: Go to the website of our tabulator, Broadridge, at www.proxyvote.com. Use the vote control number printed on your Internet Notice or proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2) By Telephone: Call 1-800-690-6903, toll free from the U.S. and Canada, and follow the instructions on your proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

(3) By Mail: Complete and sign your proxy card and mail it in the accompanying postage prepaid envelope to Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

(4) In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your bank, broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your bank, broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3) In Person at the Annual Meeting: To be able to vote your shares held in street name in person at the Annual Meeting, you will need to obtain a legal proxy (separate from the proxy card supplied by us) that is prepared and supplied by your bank, broker or other nominee. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your bank, broker or other nominee issued in your name giving you the right to vote your shares.

Can I change my proxy after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1) Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3) Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your proxy unless you specifically request it.

Will my shares be voted if I don’t return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or voting by ballot at the Annual Meeting. If your shares are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of “non-discretionary” items, shares for which your bank, broker or other nominee does not receive voting instructions will be treated as “broker non-votes.”

Discretionary Items	Non-Discretionary Items
Proposal 2 — Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm	Proposal 1 — Election of Directors

What is the vote required to approve each matter?

(1) Election of Directors. Directors will be elected by a plurality of the votes cast. This means that the seven nominees receiving the most affirmative votes will be elected as directors at the Annual Meeting. Abstentions, votes withheld and “broker non-votes” will have no effect on the outcome of the election of directors.

(2) Ratification of our Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. Abstentions will have no effect on the outcome of the proposal. Because brokers have discretionary authority to vote on the ratification of the selection of our independent registered public accounting firm, we do not expect any “broker non-votes” in connection with this proposal.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of our stockholders arise and be properly presented at the Annual Meeting, the proxy for the Annual Meeting confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.

Our Board encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they may have sent in their proxies.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 31, 2013, or such earlier date as indicated below, by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our “named executive officers” (as defined in the “Compensation Discussion and Analysis” section of this proxy statement); and

•	all directors and executive officers as a group.

Unless otherwise provided, the address of each individual listed below is c/o American Superconductor Corporation, 64 Jackson Road, Devens, Massachusetts 01434.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Common Stock Outstanding (2)
Five Percent Stockholders
Kevin Douglas and related group (3)	13,792,507	22.9%
c/o 125 East Sir Francis Drake Blvd. Suite 400, Larkspur, CA 94903
Capital Ventures International and related group (4)	5,867,231	8.9%
One Capitol Place, P.O. Box 1787 GT
Grand Cayman, Cayman Islands
Directors
Daniel P. McGahn (5)	731,078	1.2%
Vikram S. Budhraja	56,000	*
Richard Drouin	34,000	*
Pamela F. Lenehan (6)	13,000	*
David R. Oliver, Jr. (7)	41,400	*
John B. Vander Sande (8)	55,000	*
John W. Wood, Jr. (9)	40,000	*
Other Named Executive Officers
David A. Henry (10)	418,825	*
James F. Maguire (11)	282,585	*
Timothy D. Poor (12)	89,482	*
Susan J. DiCecco (13)	110,590	*
All directors and executive officers as a group (11 persons) (14)	1,871,960	3.1%

*	Less than 1%.

(1)	The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are currently exercisable or exercisable within 60 days after May 31, 2013, and any reference below to shares subject to outstanding stock options held by the person in question refers only to such stock options. Except as indicated by the footnotes below, we believe that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

(2)	To calculate the percentage of outstanding shares of common stock held by each stockholder, the number of shares deemed outstanding includes 60,267,001 shares outstanding as of May 31, 2013, plus any shares receivable upon conversion of convertible notes or subject to outstanding stock options or warrants currently exercisable or exercisable within 60 days after May 31, 2013 held by the stockholder in question.

(3)	Information is derived from the Schedule 13D/A filed on February 14, 2013 by Kevin Douglas, Michelle Douglas, James E. Douglas III, K&M Douglas Trust, Douglas Family Trust and James Douglas and Jean Douglas Irrevocable Descendants’ Trust, and is as of February 13, 2013. According to the Schedule 13D/A, Kevin Douglas has shared voting power with respect to 10,089,965 shares and shared dispositive power with respect to 13,792,507 shares; Michelle Douglas has shared voting power and shared dispositive power with respect to 10,089,965 shares; James E. Douglas III has sole voting power and shared dispositive power with respect to 1,381,010 shares; K&M Douglas Trust has sole voting and dispositive power with respect to 5,705,331 shares; Douglas Family Trust has sole voting and shared dispositive power with respect to 2,321,532 shares; and James Douglas and Jean Douglas Irrevocable Descendants’ Trust has sole voting and dispositive power with respect to 4,384,634 shares.

(4)	Information is derived from the Schedule 13G/A filed on February 13, 2013 by Capital Ventures International and Heights Capital Management, Inc., and is as of December 31, 2012. According to the Schedule 13G/A, Capital Ventures International has shared voting and dispositive power with respect to all such shares; and Heights Capital Management, Inc. has shared voting and dispositive power with respect to all such shares. According to the 13G/A filed on February 13, 2013, the 5,867,231 shares reported as beneficially owned consists of 1,617,384 shares, shares receivable upon the conversion of a Senior Convertible Note originally issued on April 4, 2012, as amended and exchanged on December 20, 2012 in the original principal amount of $25,000,000, and 3,094,060 shares receivable upon the exercise of a warrant.

(5)	Includes 188,167 shares subject to outstanding stock options, 461,667 shares subject to certain restrictions on transfer and a risk of forfeiture in favor of AMSC and 4,996 shares held indirectly through AMSC’s 401(k) plan.

(6)	Includes 10,000 shares subject to outstanding stock options.

(7)	Includes 20,000 shares subject to outstanding stock options.

(8)	Includes 30,000 shares subject to outstanding stock options.

(9)	Includes 20,000 shares subject to outstanding stock options.

(10)	Includes 157,334 shares subject to outstanding stock options, 199,000 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 3,501 shares held indirectly through AMSC’s 401(k) plan.

(11)	Includes 65,000 shares subject to outstanding stock options, 178,666 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 3,829 shares held indirectly through AMSC’s 401(k) plan.

(12)	Includes 87,000 shares subject to outstanding stock options. Beneficial ownership is as of May 28, 2013 and is based on information provided by Mr. Poor.

(13)	Includes 69,333 shares subject to outstanding stock options. Beneficial ownership is as of May 28, 2013 and is based on information provided by Ms. DiCecco.

(14)	Includes 646,834 shares subject to outstanding stock options, 839,333 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 12,326 shares held indirectly through AMSC’s 401(k) plan.

CORPORATE GOVERNANCE

Our Board has long believed that good corporate governance is important to ensure that AMSC is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our committee charters, corporate governance guidelines and code of conduct described below have been posted in the “Corporate Governance” section of the “Investors” page of our website at www.amsc.com. Alternatively, you can request a copy of any of these documents by writing our Investor Relations department at 64 Jackson Road, Devens, Massachusetts 01434 or by calling (978) 842-3247.

Members of the Board

Set forth below, for each director, are his or her name and age, his or her positions (if any) with us, his or her principal occupation and business experience during the past five years, the names of other public companies of which he or she has served as a director during the past five years and the year of the commencement of his or her term as a director of AMSC. Each of the individuals named below is a nominee for election to our Board at the Annual Meeting.

Vikram S. Budhraja, age 65, has been president of Electric Power Group, LLC, a Pasadena, California-based consulting firm that provides management and strategic consulting services, smart grid synchrophasor technology services and applications, and power grid reliability monitoring solutions to the electric power industry, since January 2000. From 1977 to January 2000, Mr. Budhraja served in key executive and senior management positions at Edison International, the parent company of Southern California Edison, including: president of Edison Technology Solutions; senior vice president and head of the Power Grid Business Unit of Southern California Edison; and vice president of System Planning, Fuels and Operations of Southern California Edison. He is a founding member of the Consortium for Electric Reliability Technology Solutions (CERTS) and worked with the U.S.-Canadian Power Systems Outage Task Force that was formed to investigate the root causes of the August 14, 2003 power blackout in the Northeast. Mr. Budhraja has previously served as a director of several organizations, including the California Independent System Operator Corporation, which manages California’s power transmission system, and SoftSwitching Technologies, which provides scalable power quality and monitoring solutions. He also holds a Professional Director Certification from the American College of Corporate Directors, a national public company director education organization. We believe Mr. Budhraja’s qualifications to sit on our Board include his extensive operational knowledge of, and executive level management experience in, the electric power industry. Mr. Budhraja has been a director of our company since 2004.

Richard Drouin, age 81, is counsel at McCarthy Tétrault LLP, a Canadian law firm. Mr. Drouin was the chairman and chief executive officer of Hydro-Quebec, a public electric utility based in Canada, from April 1988 to September 1995. From September 1999 to February 2009, he was also chairman of the North American Electric Reliability Corporation which oversees the reliability of the Bulk Power Transmission Systems in North America. He is chairman of the board of Stonebridge Financial. He is a director of the British Airport Authority in London, Gesca Limitée, a company that publishes seven newspapers in the provinces of Quebec and Ontario, in Montreal, and President’s Choice Bank in Toronto. He was also chairman of the board of the World Energy Congress which was held in Montreal in September 2010. He is Honorary Consul for Great Britain in Quebec. We believe Mr. Drouin’s qualifications to sit on our Board include his experience serving as a director of other public and private companies and his extensive legal skill and expertise developed as counsel to public and private companies over the past 35 years. Mr. Drouin has been a director of our company since 1996.

Pamela F. Lenehan, age 61, has been president of Ridge Hill Consulting, a strategy and financial consulting firm, since June 2002. From September 2001 until June 2002, Ms. Lenehan was self-employed as a private investor. From March 2000 until September 2001, she served as vice president and chief financial officer of Convergent Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was senior vice president of corporate development and treasurer of Oak Industries, Inc., a manufacturer of telecommunications components until it was acquired by Corning. Prior to that time, Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a vice president of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan is currently a director of Monotype Imaging Holdings Inc., a software company that provides typefaces, technology and expertise for creative applications and consumer devices, and privately held National Mentor Holdings, which provides home and community-based health and human services. She previously served as a director of Spartech Corporation, a leading supplier of sustainable plastic sheet, compounding and packaging solutions, and Avid Technology, a company specializing in video and audio production technology. She also holds a Masters Professional Director Certification from the American College of Corporate Directors, a national public company director education organization. We believe Ms. Lenehan’s qualifications to sit on our Board include her experience serving as a director for other public and private companies, her extensive financial and strategic management experience, and her particular knowledge of equity and debt financing and mergers and acquisitions. Ms. Lenehan has been a director of our company since March 2011.

Daniel P. McGahn, age 41, has been our chief executive officer since June 2011 and president since December 2009. Mr. McGahn also served as our chief operating officer from December 2009 until May 2011, as senior vice president and general manager of our AMSC Superconductors business unit from May 2008 until December 2009 and vice president of our AMSC Superconductors business unit from January 2008 to May 2008. Previously, Mr. McGahn was our vice president of strategic planning and development from December 2006 to January 2008. From 2003 to 2006, Mr. McGahn served as executive vice president and chief marketing officer of Konarka Technologies, which develops and commercializes Konarka Power Plastic®, a material that converts light to electricity. We believe Mr. McGahn’s qualifications to sit on our Board include his extensive experience with our company, including serving as our president since December 2009, experience in the power electronics industry and strategic planning expertise gained while working in senior management and as a consultant for other public and private companies. Mr. McGahn has been a director of our company since June 2011.

David R. Oliver, Jr., age 71, has served as a strategic advisor, mergers and acquisitions, for European Aeronautic Defense and Space Company North America (EADS NA), a European aerospace corporation, since January 2012. From January 2008 until December 2011, Mr. Oliver served as executive vice president and chief operating officer for EADS NA. Mr. Oliver also served as chief executive officer of the defense division of EADS NA for most of the four years preceding January 2008 except when he was running the EADS portion of the capture effort for the Air Force Tanker program. Before joining EADS NA, Mr. Oliver was stationed in Baghdad as Director of Management and Budget for the Coalition Forces. Prior to that, he served as the United States’ Principal Deputy Under Secretary of Defense for Acquisition and Technology. Mr. Oliver also previously held management positions at both Westinghouse Electric and Northrop Grumman. In the Navy, he commanded diesel and nuclear submarines as well as two submarine groups in the Cold War. His last Navy appointment was as Principal Deputy to the Assistant Secretary of the Navy for Research, Development and Acquisition. Rear Admiral (retired) Oliver’s military decorations include the Defense and Navy Distinguished Service Medals as well as six awards of the Legion of Merit. Mr. Oliver is a director of EADS NA, which is a publicly traded entity, and Pittsburgh Electric Engineering Company, which is a privately held entity. We believe Mr. Oliver’s qualifications to sit on our Board include his extensive leadership, management and budgeting experience gained while serving as a senior officer in the United States Navy and at EADS, NA. Mr. Oliver has been a director of our company since September 2006.

John B. Vander Sande, age 69, co-founded AMSC, but has never had day-to-day operational responsibilities at our company. Dr. Vander Sande is the Cecil and Ida Green Distinguished Professor, Department of Materials Science and Engineering, emeritus, at the Massachusetts Institute of Technology (MIT), specializing in the analysis of the microstructure of materials. He was Associate Dean and Acting Dean of Engineering at MIT from 1992 to 1999 and was founding Executive Director of the Cambridge (England)-MIT Institute from 1999 to 2003. He was Acting Provost at Reykjavik University, Iceland in 2009-10. We believe Dr. Vander Sande’s qualifications to sit on our Board include his extensive knowledge of materials, the power technologies industry and his long-time tenure as a professor and administrator at a leading research university. Dr. Vander Sande has been a director of our company since 1990.

John W. Wood, Jr., age 69, has been chairman of our Board since August 2011 and is currently an independent consultant. He served as chief executive officer of Analogic Corporation, a designer and manufacturer of medical imaging and security systems, from 2003 through 2006. Prior to joining Analogic, he held senior executive positions over a 22-year career at Thermo Electron Corporation. Most recently, Mr. Wood served as president of Peek Ltd., a division of Thermo Electron Corporation, and as a senior vice president of the parent company. He previously served as president and chief executive officer of Thermedics, a subsidiary of Thermo Electron. Mr. Wood is a director of FLIR Systems, Inc., which is a publicly traded company that designs, manufactures and markets thermal imaging infrared cameras, and ESCO Corporation, which is a privately held company that manufactures engineered metal wearparts and components for industrial applications, including mining, construction, infrastructure and oil/gas drilling. He also holds an Masters Professional Director Certification from the American College of Corporate Directors, a national public company director education organization. We believe Mr. Wood’s qualifications to sit on our Board include his extensive executive-level management experience and significant financial experience. Mr. Wood has been a director of our company since December 2006.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of AMSC and our stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide that:

•	the principal responsibility of our directors is to oversee the management of our company;

•	our chairman and chief executive officer positions will be separate;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	our Board, in conjunction with the Compensation Committee, is responsible for reviewing and approving a management succession plan, including succession planning for our chief executive officer;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Mr. Budhraja, Mr. Drouin, Ms. Lenehan, Mr. Oliver, Dr. Vander Sande and Mr. Wood do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule  5605(a)(2) of the NASDAQ Stock Market, Inc. Listing Rules.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies criteria set forth in our corporate governance guidelines, such as the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, interest and ability to understand conflicting interests of our various constituencies and ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds.

Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee of our Board by submitting the stockholder’s name, address and number of shares of our stock held, and the candidate’s name, age, address and resume to our Corporate Secretary at American Superconductor Corporation, 64 Jackson Road, Devens, Massachusetts 01434. Our Board will evaluate stockholder-recommended candidates using the criteria described above. If our Board decides to nominate a stockholder-recommended candidate, then we will include his or her name in the proxy statement and proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under “Stockholder Proposals for 2014 Annual Meeting.” Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy statement or proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met thirteen times during fiscal 2012, either in person or by teleconference. During fiscal 2012, each director attended at least 92% of the aggregate number of Board meetings and meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Each of our directors attended the 2012 Annual Meeting of Stockholders. Our corporate governance guidelines provide that directors are expected to attend the Annual Meeting of Stockholders.

Board Leadership Structure

Mr. Wood, a non-employee independent director, has served as the chairman of our Board since August 2011, while Mr. McGahn serves as our chief executive officer and president. We elected to separate these positions in August 2011 when our chairman, Dr. Yurek, retired from his position as chief executive officer. In fiscal 2012, our corporate governance guidelines were amended to require that our chairman and chief executive officer positions be separate, because the Board believes that having separate positions and having an independent director serve as chairman of the Board is the appropriate leadership structure for our company at this time. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of our Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman.

Board Committees

Our Board has established three standing committees — Audit, Compensation, and Nominating and Corporate Governance — each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted in the “Corporate Governance” section of the “Investors” page of our website, www.amsc.com. Our Board has determined that all of the members of each of our Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3(c) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	sole and direct responsibility for appointing, compensating, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;

•	taking, or recommending that the full Board take, appropriate action to oversee the independence of our independent registered public accounting firm;

•

sole and direct responsibility for overseeing the work of our independent registered public accounting firm, including resolution of disagreements between our management and independent registered public accounting firm regarding financial reporting;

•	reviewing and discussing with management and the independent registered public accounting firm, and approving, our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•

discussing policies with respect to our assessment and management of risk (both financial and non-financial), including guidelines and policies to govern the process by which our exposure to risk is monitored, controlled and reported;

•	overseeing our internal audit function;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying related person transactions; and

•	preparing the Audit Committee Report required by SEC rules (which is included on page 13 of this proxy statement).

The current members of the Audit Committee are Ms. Lenehan (chairman), Dr. Vander Sande, Mr. Oliver and Mr. Wood. The Audit Committee met twelve times during fiscal 2012. Our Board has determined that Ms. Lenehan is an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and making a recommendation to our Board with respect to the chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our incentive compensation and equity-based plans;

•

retaining, in its sole discretion, and being directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel, or other advisors as it deems necessary or appropriate to carry out its responsibilities;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and making recommendations, upon our Board’s request, to our Board relating to management succession planning;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 15 of this proxy statement; and

•	preparing the Compensation Committee Report required by SEC rules, which is included on page 37 of this proxy statement.

The current members of the Compensation Committee are Mr. Budhraja (chairman), Mr. Drouin, Dr. Vander Sande and Mr. Wood. The Compensation Committee met fourteen times during fiscal 2012.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•

identifying individuals qualified to become Board members, consistent with criteria approved by our Board and recommending to our Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by our Board to fill any vacancies on our Board;

•	recommending to our Board the persons to be elected to each of our Board’s committees;

•	developing and recommending to our Board a set of corporate governance guidelines applicable to us;

•	periodically assessing our Board’s leadership structure, including whether the offices of chairman of the Board and chief executive officer should be separate; and

•	overseeing the evaluation of our Board.

The current members of the Nominating and Corporate Governance Committee are Mr. Wood (chairman), Mr. Budhraja and Mr. Drouin. The Nominating and Corporate Governance Committee met four times during fiscal 2012.

Oversight of Risk

Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of management. In accordance with its charter, our Audit Committee discusses policies with respect to our assessment and management of risk (both financial and non-financial), including guidelines and policies to govern the process by which our exposure to risk is monitored, controlled and reported, and reports regularly to the Board on these matters. In general, our Board focuses its oversight on risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks. Our Compensation Committee oversees risk management activities relating to our compensation policies and practices and management succession planning. Our Nominating and Corporate Governance Committee oversees risk management activities relating to Board composition. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. Our Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

Executive Compensation Process

The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance objectives are determined and set forth in writing at the beginning of each fiscal year for AMSC as a whole and for each executive individually. Annual corporate objectives are proposed by management, reviewed by our Compensation Committee and approved by our Board. These corporate objectives target the achievement of specific operational milestones. Annual individual objectives focus on contributions that facilitate the achievement of the corporate objectives and are set during the first quarter of each fiscal year. Individual measurable objectives are proposed by each executive, reviewed by the chief executive officer, and formed on the basis of recommendations to our Compensation Committee and our Board (in the case of our chief executive officer) with regard to executive compensation. Annual salary levels, annual bonuses, and annual stock option grants and restricted stock awards to our executives are tied to the achievement of these corporate and individual performance objectives.

Our Board has delegated to a committee of the Board, designated as the Awards Committee, which consists solely of our president and chief executive officer, Mr. McGahn, the authority to grant options and award restricted stock, subject to the terms and conditions of our 2007 Stock Incentive Plan and any other limitations set by the Board, to employees other than executive officers.

Our Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Corporate Secretary considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board should address such communications to our Board c/o Corporate Secretary, American Superconductor Corporation, 64 Jackson Road, Devens, Massachusetts 01434.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, or persons performing similar functions. We have posted a current copy of the code in the “Corporate Governance” section of the “Investors” page of our website, www.amsc.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of our code.

Audit Committee Report

The Audit Committee has reviewed AMSC’s audited financial statements for the fiscal year ended March 31, 2013 and has discussed these financial statements with management and AMSC’s independent registered public accounting firm.

Management is responsible for AMSC’s internal control over financial reporting and the financial reporting process, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. AMSC’s independent registered public accounting firm is responsible for performing an audit of AMSC’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with AMSC’s management, internal accounting, financial and auditing personnel, and the independent registered public accounting firm, the following:

•	the plan for, and the independent registered public accounting firm’s report on, the audit of AMSC’s financial statements;

•	AMSC’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	changes in AMSC’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to us; and

•	the adequacy of AMSC’s internal control over financial reporting and accounting, financial and auditing personnel.

Management represented to the Audit Committee that AMSC’s financial statements had been prepared in accordance with GAAP.

The Audit Committee also discussed with PricewaterhouseCoopers LLP, AMSC’s independent registered public accounting firm, AMSC’s audited financial statements and the matters required to be discussed by applicable accounting standards and Audit Committee rules, including the matters required by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from AMSC’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding AMSC’s independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with AMSC’s independent registered public accounting firm their independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of AMSC that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

By the Audit Committee of the Board.

Pamela F. Lenehan, Chairman

David R. Oliver, Jr.

John B. Vander Sande

John W. Wood, Jr.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers for the fiscal year ended March 31, 2013, or fiscal 2012, and how our compensation program drives performance.

Our named executive officers for fiscal 2012 are:

•	Daniel P. McGahn, President and Chief Executive Officer;

•	David A. Henry, Senior Vice President, Chief Financial Officer and Treasurer;

•	James F. Maguire, Executive Vice President, Operations;

•	Timothy Poor, who was our Executive Vice President, Windtec Solutions, until December 31, 2012; and

•	Susan J. DiCecco, who was our Senior Vice President, Corporate Administration until December 31, 2012.

In this CD&A, we first provide an executive summary of our program for fiscal 2012. We then describe our compensation philosophy and the objectives of our executive compensation program and how the Compensation Committee of our Board oversees our compensation program. We discuss the compensation determination process and describe how we determine each element of compensation.

Executive Summary

Overview of Our Executive Compensation Program

The Compensation Committee of our Board has designed our executive compensation program to attract and retain superior employees in key positions to enable our company to succeed in the highly competitive market for talent, while simultaneously maximizing stockholder value. We intend to continue to provide a competitive compensation package to our executives, tie a significant portion of pay to performance and utilize components that best align the interests of our executives with those of our stockholders.

The following is a summary of important aspects of our executive compensation program discussed later in this CD&A:

Key Elements of Our Compensation Program. Our compensation program is designed to achieve these objectives through a combination of the following types of compensation:

•	Base salary;

•	Performance-based annual cash bonuses;

•	Long-term equity incentives; and

•	Severance and change-in-control benefits.

Each element of our executive compensation program is discussed in greater detail below.

•

We Intend to Pay for Performance. A significant portion of our named executive officers’ total compensation, as shown below, ties compensation directly to the achievement of corporate and individual objectives. We emphasize pay for performance in order to align executive compensation with our business strategy and the creation of long-term stockholder value.

•

Our Compensation Program Supports Our Corporate Objectives and Stockholder Interests. Our compensation program is designed to align executive officer compensation with our short-and long-term business objectives and building long-term stockholder value by rewarding successful execution of our business plan and by tying a portion of total compensation opportunities to equity incentives.

Overview of Fiscal 2012 Performance

Fiscal 2012 continued to be a very challenging time for our company, as we continued to deal with what we believe to be the theft of certain of our intellectual property by Sinovel Wind Group Co. Ltd., or Sinovel, which had been our largest customer. In addition, our company also faced a challenging global slowdown in the wind market and undertook cost reduction actions in fiscal 2012.

While our company generated a significant net loss in fiscal 2012, our overall fiscal 2012 financial performance was better than our fiscal 2011 financial performance. Fiscal 2012 revenues were $87.4 million versus $76.5 million in fiscal year 2011. Our company’s fiscal 2012 net loss was $66.1 million, or $1.25 per share, down from a fiscal 2011 net loss of $136.8 million, or $2.69 per share a year earlier. Our company’s fiscal 2012 Non-GAAP Net Loss was $52.3 million, or $0.98 per share, compared to a fiscal 2011 Non-GAAP Net Loss of $85.5 million, or $1.68 per share. For more information about Non-GAAP Net Loss, including a definition and reconciliation against net loss calculated and presented in accordance with GAAP, please see the discussion in “Item 7. Management Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Measures” on pages 41-42 of our Annual Report on Form 10-K filed on June 14, 2013.

Fiscal 2012 Compensation Programs and Decisions

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for fiscal 2012 reflected our financial results and overall compensation philosophy:

•

Adjustments to Base Salary. During fiscal 2012, our named executive officers received increases to their base salaries based on factors such as the level of job responsibility, individual, business unit and overall company performance, and competitiveness with salaries paid to executive officers in similar positions, industries and geographic locations.

•

Performance-Based Annual Cash Bonuses. For fiscal 2012, our company primarily focused on decreasing Non-GAAP Net Loss, operating loss and operating expense and increasing revenues, cash flows and orders. Our compensation program for fiscal 2012 was designed to support our company’s focus on these performance measures. For our annual bonus program for fiscal 2012, the Compensation Committee selected these objectives as key corporate objectives because the Compensation Committee believes they encourage executives to achieve superior operating results.

•

Long-Term Equity Incentive. The Compensation Committee granted long-term time-based and performance-based equity awards to our named executive officers in fiscal 2012 based on such factors as performance and contribution during the prior fiscal year, recommendations made by our management, competitive practices, the overall compensation package for each executive officer and the level of difficulty our company would face if we were to have to replace any executive officer if he or she were to voluntarily leave our company.

Though we continued to generate a significant net loss in 2012, we believe that management continued to effectively respond to ongoing challenges arising from the Sinovel situation and the global slowdown in the wind market. The Compensation Committee believes that the named executive officers’ fiscal 2012 compensation was appropriate given the performance and steps taken by management to reposition the company including cost control, revenue generation and customer diversification.

Compensation Program Philosophy and Objectives

The Compensation Committee of our Board oversees our executive compensation program, pursuant to authority established in the Compensation Committee Charter. The Compensation Committee reviews and approves all compensation decisions relating to our executive officers, except for the chief executive officer. The Compensation Committee reviews the compensation for our chief executive officer and makes a recommendation to our Board, and our Board determines the compensation of our chief executive officer.

Our executive compensation program is designed to meet three principal objectives:

•	Attract and retain executive officers who contribute to our long-term success;

•	Align compensation with our short—and long-term business objectives; and

•	Motivate the executive officers to provide superior performance that will build long-term stockholder value.

These objectives collectively seek to link executive compensation to our overall company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders.

The Compensation Committee’s decisions regarding executive compensation during fiscal 2012 were based on achieving the above objectives, with an emphasis on:

•

Increasing long-term stockholder value by decreasing net loss before adverse purchase commitments (recoveries) losses, net, stock-based compensation, amortization of acquisition-related intangibles, restructuring and impairment charges, executive severance, Sinovel litigation costs, consumption of zero cost-basis inventory, non-cash interest expense, change in fair value of derivative liability and warrants and other unusual charges, net of any tax effects related to these items, which we refer to as Non-GAAP Net Loss;

•	Improving operational performance by increasing revenue, operating income, cash flow and orders and decreasing operating expense;

•	Taking into account the nature and scope of the executive officer’s position and responsibilities, including considerations of pay equity among the executive officers; and

•	Providing compensation opportunities that are competitive in the marketplace.

In setting executive compensation for fiscal 2012, the Compensation Committee established salary levels, approved annual equity awards and established an executive incentive cash bonus plan with performance metrics that reflected our annual operating plan and strategic priorities for fiscal 2012. For fiscal 2012, the Compensation Committee established Non-GAAP Net Loss and individualized objectives relating to ending cash balance, revenue, gross profit, operating expense, operating income, operating cash flow, orders, and internal recordable injury rate and retention rate measurements, to promote our short-term and long-term business success. In setting objectives for each of the foregoing metrics, the Compensation Committee considered multiple factors so that its decisions were informed and equitable and that our executive compensation program achieved its objectives.

Stockholder Say-On-Pay Votes

At our Annual Meeting of Stockholders held on December 8, 2011, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years such advisory vote will occur triennially. Over 95% of the votes cast on this “say on pay” vote were voted in favor of the proposal. We have considered the results of such vote and believe the support of our stockholders for the vote proposal indicates that our stockholders are generally supportive of our approach to executive compensation. Thus we did not make changes to our executive compensation arrangements in response to the vote. In the future, we will continue to consider the outcome of our “say on pay” votes when making compensation decisions regarding our named executive officers.

The Compensation Committee’s Process

The Compensation Committee has a process to help ensure that our executive compensation program meets its principal objectives. In making compensation decisions, the Compensation Committee considers a wide variety of information, including how each compensation decision ties to its total compensation philosophy, the advice of our assistant general counsel who also serves as managing director, human resources, and the thoughts of our chief executive officer and other Board members.

Prior to leaving the company, our senior vice president, corporate administration, regularly attended Compensation Committee meetings to provide information and recommendations regarding our executive compensation program. Among other things, she performed extensive analyses of marketplace practices for executive pay, made recommendations to our chief executive officer on compensation matters for all officers and compiled other relevant data at the request of the Compensation Committee. Upon the departure of our senior vice president, corporate administration on December 31, 2012, our assistant general counsel who also serves as managing director, human resources, assumed this role and performed this function.

Our chief executive officer is actively involved in the executive compensation process. Our chief executive officer reviews the performance of each of the executive officers (other than his own) and makes recommendations to the Compensation Committee regarding the salary and long-term incentive awards for executive officers other than himself, as well as the executive compensation program’s impact on attracting, retaining and motivating the level of executive talent necessary to achieve and exceed our company goals. The Compensation Committee is not bound by such recommendations, but generally takes them into consideration before making final determinations about the compensation of executive officers other than our chief executive officer.

The Compensation Committee reviews the compensation for our chief executive officer and makes a recommendation to the full Board. The full Board determines the compensation of our chief executive officer.

The Compensation Committee also considers information relevant to each executive’s specific situation including the executive’s marketability and the availability or scarcity of other qualified candidates, inside and outside our company, who could replace the executive should he or she leave the Company.

In determining equity compensation, the Compensation Committee considers levels of past performance, performance potential, retention risk and the value of the equity compensation needed to keep the total compensation opportunity level competitive and consistent with our compensation philosophy.

Role of Independent Compensation Consultant. The Compensation Committee engaged Pearl Meyer & Partners in 2008 as its independent outside compensation consultant, to advise it and develop an executive compensation strategy, to assess the competitiveness of our executive compensation and to provide recommendations with respect to both the levels and structure of compensation for our executives. Pearl Meyer & Partners assessed the competitiveness of executive compensation through comparisons with peer groups and survey sources while additionally assessing our performance to ensure compensation levels were appropriately tied to performance. During early fiscal 2012, Pearl Meyer & Partners advised the Compensation Committee on compensation matters for all officers and directors and met with the Compensation Committee in executive session without the presence of management, as requested by the Compensation Committee. Pearl Meyer & Partners did not perform services for the Company that were unrelated to Compensation Committee matters during fiscal 2012.

The Compensation Committee regularly reviews the services provided by its compensation advisers and believes that Pearl Meyer & Partners is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with Pearl Meyer & Partners in fiscal 2012 and determined that Pearl Meyer & Partners’ work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and by the Securities and Exchange Commission and the NASDAQ Global Select Market. The Compensation Committee continues to monitor the independence of its compensation consultant and any conflicts of interest related to services thereby on a periodic basis.

Benchmarking. With the assistance of Pearl Meyer & Partners, in April 2012, the Compensation Committee reviewed the compensation levels of our executive officers against compensation levels at peer group companies that were selected based on the following criteria:

•	companies whose product and service offerings are similar, though not necessarily identical, to ours;

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companies with revenues of approximately one-third to three times our revenues, of which approximately 90% have higher revenues and 10% have lower revenues than we had (at the time of selection in February 2012); and

•

companies with market capitalization of approximately one-fourth to four times our market capitalization, of which 20% have a higher market capitalization and 80% have a lower market capitalization than we had (at the time of selection in February 2012).

For the analysis of our fiscal 2012 executive compensation packages, the peer group was approved by the Compensation Committee in fiscal 2012 and consisted of the following ten companies:

Peer Group Companies

Active Power, Inc.	FuelCell Energy, Inc.
Broadwind Energy, Inc.	PowerSecure International, Inc.
Comverge, Inc.	SatCon Technology Corporation
Echelon Corporation	Vicor Corporation
EnerNOC, Inc.	Zoltek Companies, Inc.

The selection criteria and peer group companies are reviewed each year by the Compensation Committee and may change from year to year depending on changes in the marketplace, acquisitions, divestitures and business focus of us and/or our peer group companies. In order to perform the analysis of our fiscal 2012 compensation, our Compensation Committee added eight new companies, Active Power, Inc., Broadwind Energy, Inc., Comverge, Inc., Echelon Corporation, FuelCell Energy, Inc., PowerSecure International, Inc., SatCon Technology Corporation and Zoltek Companies, Inc., to our peer group, and removed thirteen companies, Advanced Energy Industries, Inc., AZZ, Inc., Cirrus Logic, Inc., ESCO Technologies, Inc., Generac Holdings, Inc., GT Solar International, Inc., ITC Holdings Corporation, Kaydon Corporation, Microsemi Corporation, National Instruments Corporation, Powell Industries, Inc., Power-One, Inc., and SunPower Corporation, from our peer group. Six of the eight added companies had been included as recently as fiscal 2010 as part of our peer group used for compensation determinations, and nine of the thirteen removed companies were added for fiscal 2012 compensation determinations. These changes were made in order to maintain closer similarity between us and our peer group companies based upon the comparable company criteria described above. While we normally strive for a reasonable level of historical consistency among our peer group companies, a number of changes were made due to the impact that challenging business conditions had on our revenue and market capitalization. In fiscal 2012, we continued to deal with what we believe to be the theft of certain of our intellectual property by Sinovel, which had been our largest customer. In addition, our company also faced a challenging global slowdown in the wind market and undertook cost reduction actions in fiscal 2012. As a result, we selected a peer group in fiscal 2012 that more appropriately reflected our business conditions and are in line with the criteria established above.

The Compensation Committee utilized the peer group to provide context for its compensation decision-making. The compensation paid by peer group companies to their respective executive officers does not factor into the Compensation Committee’s determination of the peer group. After the peer group companies are selected, Pearl Meyer & Partners prepares and presents a report to the Compensation Committee summarizing the competitive data and comparisons of our executive officers to the comparable company market data utilizing publicly available data from the comparable companies and broad survey data (reflecting companies of similar size in the general and high-technology industries). We use the broad survey data in conjunction with peer group data in evaluating our executive compensation practices. Survey data sources include the CHiPS Executive and Senior Management Total Compensation Survey and Towers Watson’s Top Management Compensation Survey. The Compensation Committee does not rely upon data from any individual company participating in any of these surveys in making compensation decisions and uses the general survey data as only a reference point for evaluating our executive compensation practices, as opposed to benchmarking our executive compensation practices against the general survey data. Each of our elements of compensation is reviewed as part of this analysis and evaluation.

The above review provided the Compensation Committee with general affirmation that its compensation decisions are aligned with the marketplace and our compensation program was achieving the Compensation Committee’s objectives, as described above.

Risk Considerations in our Compensation Program

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that any risks arising from our compensation policies and practices are mitigated by:

•

the multiple elements of our compensation packages, including base salary, annual bonus programs and, for many of our employees, equity awards vesting over multiple years, that are intended to motivate employees to take a long-term view of our business;

•

the structure of our annual cash bonus program, which is based on (i) a number of different performance measures (including Non-GAAP Net Loss, ending cash balance, revenue, gross profit, operating expense, operating income, operating cash flow, orders, and internal recordable injury rate and retention rate measurements) to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are somewhat aggressive yet reasonable and should not require undue risk-taking to achieve; and

•	management process, controls and decision authorities established for different types and levels of decisions.

Compensation Mix

The Compensation Committee relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. We seek to achieve our executive compensation objectives through the use of four compensation components, which are summarized in the table below.

Compensation Component	Principal Contributions to Compensation Objectives	Comments
Base salary	•Attracts and retains talented executives with annual salary that reflects the executive’s performance, skill set and opportunities in the marketplace.	•Only component of compensation that is guaranteed. •Can be most influenced by individual performance. •Comprised 13% to 26% of total compensation for our named executive officers in fiscal 2012.
Performance-based annual cash bonuses

•Focuses executives on annual financial and operating results.

•Links compensation to stockholder interests.

•Enables total cash compensation to remain competitive within the marketplace for executive talent.

•Payout target for named executive officers ranges from 50% to 100% of base salary and depends upon Non-GAAP Net Loss, individual objectives, and contribution to our financial and non-financial objectives.

•0% to 156% of target payout can be achieved.

•Total cash compensation (base salary plus performance-based annual cash bonus) comprised 13% to 35% of total compensation for our named executive officers in fiscal 2012.
Long-term equity incentives	•Retains a successful and tenured management team.	•Time-based stock options and time-based and performance-based restricted stock.
•Long-term equity incentives comprised 43% to 69% of total compensation for our named executive officers in fiscal 2012.

•Long-term equity incentives combined with performance-based annual cash bonus brings “at risk” fiscal 2012 compensation to a range of 43% to 82% of total compensation for the named executive officers.

Compensation Component	Principal Contributions to Compensation Objectives	Comments
Severance and change-in-control benefits

•Helps to attract and retain talented executives with benefits that are comparable to those offered by companies with whom we compete for talent.

•Incentivizes management to maximize stockholder value.

•Each severance agreement provides for certain severance benefits, primarily salary, health benefits and, in certain cases, prorated cash bonus, in the event that the executive’s employment is terminated under certain circumstances. The severance periods range from 12 months to 24 months.

•The stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company.

While the Compensation Committee independently evaluates each of the compensation components discussed in the above table, it places greater emphasis on the sum of base salary, performance-based annual cash bonuses and long-term equity incentives rather than any one component because of their combined greater potential to influence our named executive officers’ performance. The Compensation Committee believes, and our pay mix is designed to reflect, that a substantial portion of the compensation for our named executive officers should be “at risk” and aligned with our stockholders’ interests.

Base salary

Base salaries are set once per year as part of the compensation review process. The Compensation Committee assessed a number of factors in determining base salary adjustments for our executive officers for fiscal 2012 including:

•	level of job responsibility;

•	individual, business unit and overall company performance; and

•	competitiveness with salaries paid to executive officers in similar positions, industries and geographic locations.

Based on its assessment of the foregoing factors, together with its own business experience and judgment, the Compensation Committee approved the changes below to the annual base salaries of our executive officers, other than our chief executive officer, effective as of May 1, 2012.

David A. Henry — increased from $306,000 to $312,000.

James F. Maguire — increased from $250,000 to $295,000.

Timothy D. Poor — increased from $290,000 to $305,000.

Susan J. DiCecco — increased from $242,000 to $250,000.

In addition, the Compensation Committee recommended, and the Board approved, an increase to Mr. McGahn’s base salary from $480,000 to $500,000, effective as of May 1, 2012.

The following table reflects a comparison of the fiscal 2011 base salary and fiscal 2012 base salary received by each named executive officer and the relative change from fiscal 2011 to fiscal 2012.

Name	Fiscal 2011 Base Salary		Fiscal 2012 Base Salary		% Increase
Daniel P. McGahn	$457,039	(1)	$498,462		9.1%
David A. Henry	$306,288	(2)	$311,538		1.7%
James F. Maguire	$249,085		$292,244		17.3	%(3)
Timothy D. Poor	$287,077		$228,769	(4)	—
Susan J. DiCecco	$241,558		$187,846	(4)	—

(1)	Reflects a base salary of $480,000, which had been increased from $330,000 on June 1, 2011 in connection with Mr. McGahn’s promotion to chief executive officer.

(2)	Mr. Henry’s base salary was $306,000. The amount actually received is in excess of his base salary due to an additional work day during a leap year at his new base salary.

(3)	Reflects the increase in Mr. Maguire’s base salary based on his promotion to executive vice president, Gridtec Solutions.

(4)	Reflects the fiscal 2012 base salary received by Mr. Poor and Ms. DiCecco prior to termination of their employment.

Performance-Based Annual Cash Bonuses

The Compensation Committee believes cash bonuses are an important factor in rewarding and motivating our executive officers. The Compensation Committee establishes a cash incentive plan for our executive officers on an annual basis, typically early in the fiscal year.

On July 26, 2012, the Compensation Committee and our Board approved an executive incentive plan for fiscal 2012 covering all of our executive officers. Under the plan, the Compensation Committee established Non-GAAP Net Loss; individualized objectives relating to ending cash balance, revenue, gross profit, operating expense, operating income, operating cash flow, orders, and internal recordable injury rate and retention rate measurements; and individual contributions to our financial and non-financial objectives as the performance metrics for the payment of cash bonus awards for fiscal 2012. For each executive officer, the Compensation Committee assigned the following weighting to each such metric:

•	our company’s Non-GAAP Net Loss for fiscal 2012 as compared to the established target — 40%;

•

the executive’s achievement of individual measurable objectives during fiscal 2012 as determined by our Board (in the case of our chief executive officer) or the Compensation Committee, which varied among the executive officers — 40%; and

•	the executive’s overall contribution during fiscal 2012 toward the achievement of our company’s financial and non-financial objectives — 20%.

Under the terms of the fiscal 2012 executive incentive plan, the Compensation Committee designated for each named executive officer a target cash bonus amount between 50% and 100% of such named executive officer’s then current base salary. The amount of the target cash bonus award paid to each named executive officer could have been less than or greater than the executive’s target cash bonus incentive, with the amount capped at 156% of the target cash bonus amount. If less than a specified percentage, generally 80% (but, in the case of the Non-GAAP Net Loss metric, 70%), of a particular quantitative objective was achieved, no payment was received with respect to that component of the bonus plan.

The following table sets forth each named executive officer’s target cash bonus for fiscal 2012:

Name	Target Cash Bonus as % of Base Salary	Target Cash Bonus
Daniel P. McGahn	100%	$500,000
David A. Henry	50%	$156,000
James F. Maguire	75%	$221,250
Timothy D. Poor (1)	75%	$228,750
Susan J. DiCecco (1)	50%	$125,000

(1)	Pursuant to the terms of their respective severance agreements, each of Mr. Poor and Ms. DiCecco was eligible to receive a pro-rata fiscal 2012 executive incentive plan bonus payment, less all applicable taxes and withholdings, based on the nine (9) full months each worked in fiscal year ended March 31, 2013.

The Compensation Committee is responsible for determining the cash payout under the plan to each executive officer other than the chief executive officer. Our Board determines the cash payout under the plan for the chief executive officer, taking into account the recommendation of the Compensation Committee.

The following summarizes the cash bonus opportunity for the named executive officers under each performance metric under the fiscal 2012 executive incentive plan.

Milestones and achievement for the Non-GAAP Net Loss (40%) bonus measure: All of the named executive officers had the same Non-GAAP Net Loss threshold that had to be met before payout could be earned. The fiscal 2012 milestones and achievement levels for our company’s Non-GAAP Net Loss measure are shown below. An executive’s payout on this measure was determined through a numerical calculation based on our company’s Non-GAAP Net Loss so the Compensation Committee (or, in the case of our chief executive officer, our Board) did not need to apply discretion.

	Fiscal 2012 Milestones and Achievement for Company Non-GAAP Net Loss
		Threshold (30%)		Target (100%)		Maximum (156%)
Non-GAAP Net Loss	Non-GAAP Net Loss Milestones:	($53.6M	)	($37.5M	)	($32.3M	)
	Non-GAAP Net Loss Result:	($52.3M	)
Bonus Opportunity	Achievement (% of Target):	73%
	% of Target Bonus Opportunity:	38%

Our company’s Non-GAAP Net Loss achievement for fiscal 2012 was slightly above threshold-level expectations, resulting in a bonus payout that was 38% of the target bonus opportunity for this measure. The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded bonuses under the Non-GAAP Net Loss measure to each named executive officer as follows:

Name	Target Bonus for Metric	Total Payout for Metric	% of Target Bonus Opportunity
Daniel P. McGahn	$200,000	$76,000	38%
David A. Henry	$62,400	$23,712	38%
James F. Maguire	$88,500	$33,630	38%
Timothy D. Poor (1)	$91,500	$34,770	38%
Susan J. DiCecco (1)	$50,000	$19,000	38%

(1)	Pursuant to the terms of their respective severance agreements, each of Mr. Poor and Ms. DiCecco was eligible to receive a pro-rata portion of the Non-GAAP Net Loss bonus payout, less all applicable taxes and withholdings, based on the nine (9) full months each worked in fiscal year ended March 31, 2013.

Individual measurable objectives (40%): The cash bonus payment to each named executive officer under this measure depended upon achievement of performance objectives specific to each named executive officer. These performance objectives were established at the beginning of fiscal 2012 and relate specifically to each officer’s function and department. The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded bonuses under this measure to each named executive officer as follows:

	Fiscal 2012 Individual Measurable Objectives
Name	Measure	Target	Achievement (% of Target)	Payout for Metric	% of Target Bonus Opportunity
Daniel P. McGahn	Ending Cash Balance (25%)	$43.0M	114%(4)	$78,000	156%
	AMSC Revenue (25%)	$131.6M	0%	0	0%
	New Orders (25%)	$109.0M	0%	0	0%
	Operating Expense (2) (25%)	$54.8M	100%	50,000	100%
	Total Payout			$128,000	64%
David A. Henry	Operating Cash Flow (30%)	($39.2M)	86%	$8,611	46%
	Ending Cash Balance (25%)	$43.0M	114%(4)	24,336	156%
	Operating Expense (2) (25%)	$54.8M	100%	15,600	100%
	Gross Profit (20%)	$22.8M	0%	0	0%
	Total Payout			$48,547	78%
James F. Maguire	Grid Operating Income (37.5%)	($22.1M)	92%	$25,223	76%
	Ending Cash Balance (25%)	$43.0M	114%(4)	34,515	156%
	New Orders (25%)	$109.0M	0%	0	0%
	Grid Revenue (12.5%)	$50.5M	84%	5,088	46%
	Total Payout			$64,826	73%
Timothy D. Poor(1)	Wind Operating Income (37.5%)	($11.4M)	0%	$0	0%
	Ending Cash Balance (25%)	$43.0M	114%(4)	35,685	156%
	New Orders (25%)	$109.0M	0%	0	0%
	Wind Revenue (12.5%)	$81.0M	0%	0	0%
	Total Payout			$35,685	39%
Susan J. DiCecco(1)	Operating Expense for HR/IT/EH&S (40%)	$11.9M	102%	$21,600	108%
	Ending Cash Balance (25%)	$43.0M	114%(4)	19,500	156%
	Annual Voluntary Turnover (20%)	10% of key employees	104%	11,600	116%
	Annual Recordable Injury Rate (15%)	10% below previous year	114%(4)	11,700	156%
	Total Payout			$64,400	129%

(1)	Pursuant to the terms of their respective severance agreements, each of Mr. Poor and Ms. DiCecco was eligible to receive a pro-rata portion of the individual objectives bonus payout, less all applicable taxes and withholdings, based on the nine (9) full months each worked in fiscal year ended March 31, 2013.

(2)	Operating expense metric defined as operating expense less (i) stock compensation expense, and (ii) legal expense incurred in connection with Sinovel and shareholder litigation matters.

(3)	Operating cash flow metric defined as operating cash flow less cash outflows related to adverse purchase commitments and legal expense incurred in connection with Sinovel matter.

(4)	Achievement as a % of target is at or exceeds 114%, which results in maximum payout of 156% of target bonus opportunity.

Executive contribution to company’s achievement of financial and non-financial objectives — subjective performance measure (20%): Each named executive officer was also evaluated upon his or her overall contribution during fiscal 2012 toward the achievement of our company’s financial and non-financial objectives. Assessment of achievement for these objectives was evaluated on the basis of a number of pre-determined factors relating to outcomes, timing, process, communication and leadership. The Compensation Committee (or, in the case of our chief executive officer, our Board) had discretionary authority to determine whether, and to what extent, these objectives had been achieved.

The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded bonuses under this measure to each named executive officer as follows:

Name	Target Bonus for Metric	Total Payout for Metric	% of Target Bonus Opportunity
Daniel P. McGahn	$100,000	$156,000	156%
David A. Henry	$31,200	$36,192	116%
James F. Maguire	$44,250	$54,870	124%
Timothy D. Poor (1)	$45,750	$45,750	100%
Susan J. DiCecco (1)	$25,000	$25,000	100%

(1)	Pursuant to the terms of their respective severance agreements, each of Mr. Poor and Ms. DiCecco was eligible to receive a pro-rata portion of the subjective performance bonus payout, less all applicable taxes and withholdings, based on the nine (9) full months each worked in fiscal year ended March 31, 2013.

Overall payout results: In June 2013, the Compensation Committee (or, in the case of our chief executive officer, our Board) approved the following payouts under the fiscal 2012 executive incentive plan:

Name	Fiscal 2012 Target Cash Bonus	Fiscal 2012 Total Cash Payout	% of Target Bonus Opportunity
Daniel P. McGahn	$500,000	$360,000	72%
David A. Henry	$156,000	$108,451	70%
James F. Maguire	$221,250	$153,326	69%
Timothy D. Poor (1)	$228,750	$116,205	51%
Susan J. DiCecco (1)	$125,000	$108,400	87%

(1)	Pursuant to the terms of their respective severance agreements, each of Mr. Poor and Ms. DiCecco received a pro-rata fiscal 2012 executive incentive plan bonus payment, $87,154 and $81,300, respectively, less all applicable taxes and withholdings, based on the nine (9) full months that each worked in fiscal year ending March 31, 2013.

Long Term Equity Incentives

The Compensation Committee uses stock-based awards to retain executive officers and align their interests with those of our stockholders. Historically, the Compensation Committee granted stock-based awards to our executive officers purely in the form of stock options that vested in installments over multiple years, with an exercise price equal to the closing market price of our common stock on the date of grant. While we continue to use stock options as a form of incentive for employees and executive officers, the Compensation Committee has increasingly relied on the award of shares of restricted stock to our executive officers. The Compensation Committee awards both time-based and performance-based restricted stock awards. A time-based restricted stock award typically will vest in equal annual installments over a three-year period. A performance-based restricted stock award typically will vest upon the achievement of specific objectives relating to our performance within a specified period. The Compensation Committee believes shares of restricted stock provide an equally motivating form of incentive compensation, minimize stock compensation expenses and reduce the potential dilution of our shares.

We generally grant options and shares of restricted stock to executive officers and other employees upon their initial hire, in connection with a promotion, and annually based on merit. To determine the amount of stock-based awards granted to executive officers, our Compensation Committee considers the performance of the individual and our company, historic stock-based awards and the awards made to those in similar positions at comparable companies.

Our Board and Compensation Committee typically meet in early May to review company performance for the prior fiscal year. At such time, the Compensation Committee (or, in the case of our chief executive officer, our Board) also reviews the performance of the executive officers over the prior fiscal year and grants restricted stock or stock options to the executive officers. In fiscal 2012, the Board and Compensation Committee met in May to grant options and then in October to grant time-based and performance-based restricted stock after our stockholders had approved an increase in the amount of shares authorized for issuance under our 2007 Stock Incentive Plan at our 2012 Annual Meeting held on July 27, 2012.

In fiscal 2012, when considering equity grants, the Compensation Committee considered:

•	each executive officer’s performance and contribution during the prior fiscal year;

•	recommendations made by our management;

•	competitive practices;

•	the overall compensation package for each executive officer; and

•	the level of difficulty our company would face if we were to have to replace any executive officer if he or she were to voluntarily leave our company.

Based on such considerations, the Compensation Committee (or, in the case of our chief executive officer, our Board) granted stock options, time-based restricted stock awards and performance-based restricted stock awards. Messrs. McGahn, Henry, Maguire and Poor and Ms. DiCecco received option grants for 125,000, 40,000, 60,000, 42,000 and 38,000 shares, respectively, with each grant becoming exercisable in equal annual installments over a three-year period. Messrs. McGahn, Henry, Maguire and Poor and Ms. DiCecco also received time-based restricted stock awards of 100,000, 27,000, 40,000, 30,000 and 25,000 shares, respectively, each of which vests in equal annual installments over a three-year period starting May 9, 2014. Messrs. McGahn, Henry, Maguire and Poor and Ms. DiCecco also received performance-based restricted stock awards of 350,000, 156,000, 147,000, 152,000 and 125,000 shares, respectively, each of which vests upon the company’s achievement of one fiscal quarter of positive cash flow from operations, which must occur by March 31, 2015.

Benefits

We offer a comprehensive benefits package to all full-time employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executive officers are eligible to participate in all of our employee benefit plans. The 401(k) plan includes a matching component where we will match $0.50 on each dollar of an employee’s contribution up to a maximum of 6 percent of his or her wages in the form of our stock. The employee contributions are subject to the maximum limitations as set forth in the Internal Revenue Code of 1986, as amended, or the Code.

Severance and Change-in-Control Benefits

We have entered into agreements with each of our executive officers that provide them with severance benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. In addition, the stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company. These agreements, along with estimates of the value of the benefits payable under them, are described below under the caption “Employment Agreements and Severance Agreements with Executive Officers.” We believe providing these benefits helps us compete for and retain executive talent and that our severance and change-in-control benefits are generally in line with those provided to executives by comparable companies.

Tax Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our chief executive officer and to certain other officers (other than our chief financial officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We generally intend that our stock option awards comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. We periodically review the potential consequences of Section 162(m) on the other components of our executive compensation program. We may structure arrangements to comply with the Section 162(m) exceptions where we believe it to be feasible. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent or is otherwise in the best interests of the Company.

Summary Compensation Table

The following table contains information with respect to the compensation for fiscal 2012 of our principal executive officer, our principal financial officer, our other remaining executive officer who was serving as an executive officer on March 31, 2013 and two additional individuals who served as executive officers during part of fiscal 2012 for whom disclosure is required pursuant to SEC rules.

Name and Principal Position	Fiscal Year (1)	Salary	Bonus		Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total
Daniel P. McGahn	2012	$498,462	—		$1,642,500	$320,850	$360,000	$9,754		$2,831,566
President and Chief Executive Officer	2011	$457,039	$100,000	(5)	$615,000	$563,706	$590,208	$9,234		$2,335,187
	2010	$330,000	—		—	—	$4,976	$9,304		$344,280

David A. Henry	2012	$311,538	—		$667,950	$102,672	$108,451	$7,681		$1,198,292
Senior Vice President, Chief Financial Officer and Treasurer	2011	$306,288	—		$116,500	$130,616	$190,332	$7,552		$751,288
	2010	$295,000	—		$263,160	$274,047	—	$7,039		$839,246

James F. Maguire	2012	$292,244	—		$682,550	$154,008	$153,326	$12,943		$1,295,071
Executive Vice President, Operations

Timothy D. Poor	2012	$228,769	—		$664,300	$107,806	$0	$784,696	(6)	$1,785,571
Former Executive Vice President, Windtec Solutions(6)	2011	$287,077	—		$116,500	$139,946	$264,480	$9,203		$817,206
	2010	$240,000	—		$146,200	$146,158	$7,488	$8,933		$548,779

Susan J. DiCecco	2012	$187,846	—		$547,500	$97,538	$0	$523,062	(7)	$1,355,946
Former Senior Vice President, Corporate Administration(7)	2011	$241,558	—		$83,880	$93,297	$154,880	$8,908		$582,523
	2010	$225,000	—		$157,896	$164,428	$44,190	$8,149		$599,663

(1)	Refers to the fiscal years ended March 31, 2013 (fiscal 2012), March 31, 2012 (fiscal 2011) and March 31, 2011 (fiscal 2010).

(2)	The amounts shown reflect the grant date fair value of awards granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 12 to our audited consolidated financial statements for fiscal 2012 included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on June 14, 2013.

(3)	The included amounts in this column reflect cash bonuses paid under our executive incentive plans for fiscal 2012, fiscal 2011 and fiscal 2010. See “Compensation Discussion and Analysis — Compensation Mix — Performance-Based Annual Cash Bonuses” above for a description of the plan for fiscal 2012.

(4)	All Other Compensation is comprised of the following amounts:

Name	Fiscal Year	Life Insurance Premiums (1)	Defined Contributions for 401(k) Stock Match	Severance Payments		Other
Daniel P. McGahn	2012	$1,942	$7,812	$—		$—
	2011	1,942	7,292	—		—
	2010	1,954	7,350	—		—
David A. Henry	2012	1,942	5,739	—		—
	2011	1,941	5,611	—		—
	2010	1,945	5,094	—		—
James F. Maguire	2012	1,683	7,662	—		3,598	(2)
Timothy D. Poor	2012	1,318	5,287	778,091	(3)	—
	2011	1,747	7,456	—		—
Susan J. DiCecco	2012	1,280	5,596	516,186	(4)	—
	2011	1,707	7,201	—		—
	2010	1,683	6,466	—		—

(1)	The life insurance premium amounts in the table above reflect premiums paid by us for life insurance for which the named executive is the named beneficiary.

(2)	Includes $2,500 travel incentive and $1,098 patent bonus earned in fiscal 2012.

(3)	Represents the aggregate severance payments and benefits received by Mr. Poor in fiscal 2012, consisting of 145,816 restricted stock units computed in accordance with FASB ASC Topic 718 at $459,320, 56,666 restricted stock units computed in accordance with FASB ASC Topic 718 at $178,498, the acceleration of vesting of 72,000 options to purchase our common stock computed in accordance with FASB ASC Topic 718 at $198, the extension of exercise period of 87,000 options to purchase our common stock computed in accordance with FASB ASC Topic 718 at $38,714, an amount equal to a prorated portion of annual bonus of $87,154, $2,657 in continued health care benefits and $11,550 in outplacement services.

(4)	Represents the aggregate severance payments and benefits received by Ms. DiCecco in fiscal 2012, consisting of 119,521 restricted stock units computed in accordance with FASB ASC Topic 718 at $299,998, 38,800 restricted stock units computed in accordance with FASB ASC Topic 718 at $97,388, the acceleration of vesting of 58,000 options to purchase our common stock computed in accordance with FASB ASC Topic 718 at $603, the extension of exercise period of 69,333 options to purchase our common stock computed in accordance with FASB ASC Topic 718 at $21,503, an amount equal to a prorated portion of annual bonus of $81,300, $3,844 in continued health care benefits and $11,550 in outplacement services.

(5)	Represents a cash promotion bonus received by Mr. McGahn in connection with Mr. McGahn’s promotion to chief executive officer, effective June 1, 2011.

(6)	Mr. Poor mutually agreed to end his employment with the Company, effective December 31, 2012.

(7)	Ms. DiCecco mutually agreed to end her employment with the Company, effective December 31, 2012.

Grants of Plan-Based Awards Table

The following table contains information concerning potential future payouts under our fiscal 2012 executive incentive plan and each grant of an option or restricted stock award made during fiscal 2012 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (10)
Name	Grant Date	Threshold $ (2)	Target $ (3)	Maximum $ (4)
Daniel P. McGahn		150,000	500,000	780,000
	05/09/12					125,000(5)	4.09	$320,850
	10/25/12				100,000(6)			365,000
	10/25/12				350,000(7)			1,277,500
David A. Henry		46,800	156,000	243,360
	05/09/12					40,000(5)	4.09	102,672
	10/25/12				27,000(6)			98,550
	10/25/12				156,000(7)			569,400
James F. Maguire		66,375	221,250	345,150
	05/09/12					60,000(5)	4.09	154,008
	10/25/12				40,000(6)			146,000
	10/25/12				147,000(7)			536,550
Timothy D. Poor		68,625	228,750	356,850
	05/09/12					42,000(5)	4.09	107,806
	10/25/12				30,000(6)			109,500
	10/25/12				152,000(7)			554,800
	12/28/12				145,816(8)			459,320
	12/28/12				56,666(8)			178,498
	12/31/12					45,000(9)(11)	4.66	17,609
	12/31/12					42,000(9)(12)	4.09	21,302
Susan J. DiCecco		37,500	125,000	195,000
	05/09/12					38,000(5)	4.09	97,538
	10/25/12				25,000(6)			91,250
	10/25/12				125,000(7)			456,250
	12/28/12				119,521(8)			299,998
	12/28/12				38,800(8)			97,388
	12/31/12					1,333(9)	14.77	13
	12/31/12					30,000(9)(11)	4.66	8,375
	12/31/12					38,000(9)(12)	4.09	13,717

(1)	Reflects the threshold, target and maximum cash bonus amounts under our executive incentive plan for fiscal 2012. See “Compensation Discussion and Analysis — Compensation Mix — Performance—Based Annual Cash Bonuses” above for a description of this plan. The amounts actually paid to the named executive officers under this plan are shown above in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Reflects the total minimum amount that would have been earned if the minimum targets for all of the annual metrics had been achieved.

(3)	Reflects the total amount that would have been earned if the targeted annual metrics had been achieved.

(4)	Reflects the total maximum amount that would have been earned if the maximum targets for all of the annual metrics had been achieved.

(5)	Options vest in equal annual installments over a 3-year period with the first tranche vesting on May 9, 2013.

(6)	Restricted stock award vests in equal annual installments over a 3-year period with the first tranche vesting on May 9, 2013.

(7)	Restricted stock award vests upon the company’s achievement of one fiscal quarter of positive cash flow from operations, which must occur by March 31, 2015.

(8)

Restricted stock units vested on the 8th day after Mr. Poor and Ms. DiCecco delivered their respective signed severance agreements, which occurred on February 22, 2013 and January 10, 2013, respectively. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of such agreements.

(9)	Options held by Mr. Poor and Ms. DiCecco for which the period to exercise was extended until March 1, 2014. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of such extension.

(10)	Grant date or incremental fair value represents the FASB ASC Topic 718 value of the restricted stock, option or restricted stock unit award as of the grant or modification date, as applicable.

(11)	Includes (a) 30,000 options held by Mr. Poor for which the vesting accelerated and (b) 20,000 options held by Ms. DiCecco for which the vesting was accelerated. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of such acceleration.

(12)	Options held by Mr. Poor and Ms. DiCecco for which the vesting was accelerated. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of such acceleration.

Outstanding Equity Awards at Fiscal Year-End Table

The following table contains information regarding unexercised stock options and unvested restricted stock awards held by our named executive officers as of March 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (19)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (23)
Daniel P. McGahn	40,000	(1)	—		11.00	12/11/2016	—		—	—		—
	25,500	(2)	—		14.55	5/15/2017	—		—	—		—
	21,000	(3)	—		25.29	5/12/2019	—		—	—		—
	—		—		—	—	—		—	25,000	(21)	66,750
	—		—		—	—	40,000	(16)	106,800	—		—
	—		100,000	(14)	38.69	12/11/2019	—		—	—		—
	30,000	(4)	60,000	(4)	10.25	5/23/2021	—		—	—		—
	—		125,000	(15)	4.09	5/9/2022	—		—	—		—
	—		—		—	—	100,000	(17)	267,000	350,000	(22)	934,500
David A. Henry	80,000	(5)	—		21.87	7/9/2017	—		—	—		—
	21,000	(3)	—		25.29	5/12/2019	—		—	—		—
	—		—		—	—	3,000	(18)	8,010	—		—
	—		—		—	—	25,000	(19)	66,750	—		—
	10,000	(6)	5,000	(6)	29.24	5/12/2020	—		—	—		—
	14,000	(7)	28,000	(7)	4.66	9/26/2021	—		—	—		—
	—		40,000	(15)	4.09	5/9/2022	—		—	—		—
	—		—		—	—	27,000	(17)	72,090	156,000	(22)	416,520
James F. Maguire	20,000	(8)	—		14.06	3/1/2017	—		—	—		—
	6,666	(9)	—		25.50	5/11/2019	—		—	—		—
	—		—		—	—	1,000	(18)	2,670	—		—
	3,334	(6)	1,666	(6)	29.24	5/12/2020	—		—	—		—
	—		—		—	—	10,000	(20)	26,700	—		—
	6,667	(10)	13,333	(10)	11.63	5/11/2021	—		—	—		—
	—		60,000	(15)	4.09	5/9/2022	—		—	—		—
	—		—		—	—	40,000	(17)	106,800	147,000	(22)	392,490
Timothy D. Poor	45,000	(11)	—		4.66	3/1/2014	—		—	—		—
	42,000	(12)	—		4.09	3/1/2014	—		—	—		—
Susan J. DiCecco	1,333	(13)	—		14.77	3/1/2014	—		—	—		—
	30,000	(11)	—		4.66	3/1/2014	—		—	—		—
	38,000	(12)	—		4.09	3/1/2014	—		—	—		—

(1)	These options were granted on December 11, 2006, vested in equal annual installments over a 5-year period and were fully vested on December 11, 2011.

(2)	These options were granted on May 15, 2007, vested in equal annual installments over a 3-year period, and were fully vested on May 15, 2010.

(3)	These options were granted on May 12, 2009, vest in equal annual installments over a 3-year period, and were fully vested on May 12, 2012.

(4)	These options were granted on May 23, 2011, vest in equal annual installments over a 3-year period, and will be fully vested on May 23, 2014

(5)	These options were granted on July 9, 2007 and were fully vested on July 9, 2010

(6)	These options were granted on May 12, 2010, vest in equal annual installments over a 3-year period and will be fully vested on May 12, 2013.

(7)	These options were granted on September 26, 2011, vest in equal annual installments over a 3-year period, and will be fully vested on June 24, 2014.

(8)	These options were granted on March 1, 2007, vested in equal annual installments over a 5-year period and were fully vested on March 1, 2012.

(9)	These options were granted on May 11, 2009, vest in equal annual installments over a 3-year period, and were fully vested on May 11, 2012.

(10)	These options were granted on May 11, 2011, vest in equal annual installments over a 3-year period, and will be fully vested on May 11, 2014.

(11)	These options were granted on September 26, 2011, and became fully vested in accordance with the terms of (a) the severance agreement between the company and Mr. Poor dated February 14, 2013; and (b) the severance agreement between the company and Ms. DiCecco dated January 2, 2013, respectively. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of the vesting of such options.

(12)	These options were granted on May 9, 2012, and became fully vested in accordance with the terms of (a) the severance agreement between the company and Mr. Poor dated February 14, 2013; and (b) the severance agreement between the company and Ms. DiCecco dated January 2, 2013, respectively. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of the vesting of such options.

(13)	These options were granted on April 26, 2007, and became fully vested in accordance with the terms of (a) the severance agreement between the company and Mr. Poor dated February 14, 2013; and (b) the severance agreement between the company and Ms. DiCecco dated January 2, 2013, respectively. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of the vesting of such options.

(14)	These options were granted on December 11, 2009 and will be fully vested on December 11, 2014.

(15)	These options were granted on May 9, 2012, vest in equal annual installments over a 3-year period, and will be fully vested on May 9, 2015.

(16)	These awards were granted on May 23, 2011, vest in equal annual installments over a 3-year period, and will be fully vested on May 23, 2014.

(17)	These awards were granted on October 25, 2012, vest in equal annual installments over a 3-year period, and will be fully vested on May 9, 2015.

(18)	These awards were granted on May 12, 2010, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2013.

(19)	These awards were granted on September 26, 2011, and will cliff vest in full on June 24, 2014.

(20)	These awards were granted on May 11, 2011, vest in equal annual installments over a 3-year period, and will be fully vested on May 11, 2014.

(21)	These awards were granted on December 11, 2009, and will vest in total upon the achievement of targets consistent with our long-term business plan.

(22)	These awards were granted on October 25, 2012, and will vest in total upon the achievement of targets consistent with our long-term business plan.

(23)	Based on $2.67 per share, the closing sale price of our common stock on March 29, 2013.

Option Exercises and Stock Vested Table

The following table contains information concerning the exercise of stock options and vesting of restricted stock and restricted stock unit awards for each named executive officer during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Daniel P. McGahn	—	$—	22,000	$87,860
David A. Henry	—	$—	4,700	$18,941
James F. Maguire	—	$—	7,650	$30,830
Timothy D. Poor	—	$—	206,648(3)	$640,434
Susan J. DiCecco	—	$—	167,321(4)	$498,101

(1)	Value realized on exercise is based on the closing sales price of our common stock on the NASDAQ Global Market on the date of exercise less the option exercise price.

(2)	Value realized upon vesting is based on the closing sales price of our common stock on the NASDAQ Global Market on the vesting date.

(3)	Includes 202,482 shares acquired upon the vesting of restricted stock units which were valued at $623,645 pursuant to the terms of the severance agreement between the company and Mr. Poor dated February 14, 2013. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of the issuance of such restricted stock units.

(4)	Includes 158,321 shares acquired upon the vesting of restricted stock units which were valued at $459,131 pursuant to the terms of the severance agreement between the company and Ms. DiCecco dated January 2, 2013. See “Employment Agreements and Severance Agreements with Executive Officers” below for a description of the issuance of such restricted stock units.

Employment Agreements and Severance Agreements with Executive Officers

We are party to severance agreements with each of our current executive officers. Each severance agreement provides for certain severance benefits from the Company to the executive in the event that such executive’s employment is terminated:

•	by us without “cause” (other than due to death or “disability”) in the absence of a “change in control” of the Company (as such terms are defined in the severance agreement); or

•

by us without cause (other than due to death or disability) or by the executive for “good reason” (as defined in the severance agreement) within 12 months following a change in control of the Company; or

•	by us without cause (other than due to death or disability) more than 12 months following a change in control of the Company (each such termination referenced herein as a “qualifying termination”).

These benefits consist primarily of the continuation of the executive’s salary and employee benefits for a specified period of time following employment termination. These periods are as follows: Mr. McGahn — 24 months; Mr. Henry — 18 months; and Mr. Maguire — 12 months. In addition, upon termination by us without cause (other than due to death or disability) or by the executive for good reason within 12 months following a change in control of the Company, the terminated executive is also entitled to a lump sum payment equal to a prorated portion of his or her bonus for the year of termination.

The stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company.

Except with respect to Mr. Poor and Ms. DiCecco, whose severance terms are described more fully below, the following table describes the potential payments and benefits that would be received by the named executive officers pursuant to these severance agreements, assuming that a qualifying termination of employment occurred on March 31, 2013. Actual amounts payable to each executive listed below upon his employment termination can only be determined definitively at the time of an executive’s actual termination.

Name	Salary Continuation Payments	Employee Benefits (1)	Prorated Bonus (2)
Daniel P. McGahn	$1,000,000	$49,136	$500,000
David A. Henry	$468,000	$32,655	$156,000
James F. Maguire	$295,000	$14,400	$221,250

(1)	Calculated based on the estimated cost to us of providing these benefits at March 31, 2013.

(2)	Calculated based on prorated amount as of March 31, 2013. Prorated bonus is only paid upon a qualifying termination of employment within 12 months of a change in control of the Company.

Except with respect to Mr. Poor and Ms. DiCecco, whose severance terms are described more fully below, the following table describes the value to the named executive officers pursuant to the acceleration-of-vesting provisions in his restricted stock and option awards and/or severance agreements, assuming that a change in control of the Company occurred on March 31, 2013. The actual value of such acceleration to each executive listed below can only be determined definitively at the time of an executive’s actual termination.

Name	Value of Option Acceleration (1)	Value of Restricted Stock Acceleration (2)
Daniel P. McGahn	$—	$1,375,050
David A. Henry	$—	$563,370
James F. Maguire	$—	$528,660

(1)	Represents the number of option shares that would accelerate, multiplied by the excess of $2.67 per share (the closing sale price of AMSC common stock on March 28, 2013) over the exercise price of the option.

(2)	Represents the number of shares of restricted stock that would accelerate, multiplied by $2.67 (the closing sale price of AMSC common stock on March 28, 2013).

On January 2, 2013, our company entered into a severance agreement with Ms. DiCecco pursuant to which Ms. DiCecco is entitled to receive the following payments and benefits:

•

$300,000 (paid in the form of an award of restricted stock units under the company’s 2007 Stock Incentive Plan), as severance pay which equals twelve (12) months of her base salary on her termination date plus an additional $50,000;

•

a pro-rata fiscal 2012 executive incentive plan bonus payment, less all applicable taxes and withholdings, based on the nine (9) full months that Ms. DiCecco worked in fiscal year ended March 31, 2013;

•

an award of 38,800 restricted stock units under the company’s 2007 Stock Incentive Plan, which is equal to the number of shares of time-based restricted stock awards that Ms. DiCecco forfeited to the company on her last date of employment;

•	the accelerated vesting of certain outstanding options to purchase 58,000 shares of the company’s common stock;

•	an extension of Ms. DiCecco’s period to exercise options to purchase 69,333 shares of the company’s common stock (including the 58,000 accelerated options) until March 1, 2014;

•

continued medical insurance coverage through the end of the severance period for so long is Ms. DiCecco is COBRA-eligible and does not become eligible for coverage under another group health plan maintained by a subsequent employer; and

•	outplacement services at the company’s cost.

In addition, Ms. DiCecco’s severance agreement includes a general release of claims and customary restrictive covenants regarding non-competition, non-solicitation and non-disparagement for the period ending December 31, 2013 (except that the non-disparagement obligations do not expire).

On February 14, 2013, our company entered into a severance agreement with Mr. Poor pursuant to which Mr. Poor is entitled to receive the following payments and benefits:

•

$366,000 (paid in the form of an award of restricted stock units under the company’s 2007 Stock Incentive Plan), as severance pay which equals twelve (12) months of his base salary on his termination date plus an additional $61,000;

•	a pro-rata fiscal 2012 executive incentive plan bonus payment, less all applicable taxes and withholdings, based on the nine (9) full months that Mr. Poor worked in fiscal year ended March 31, 2013;

•

an award of 56,666 restricted stock units under the company’s 2007 Stock Incentive Plan, which is equal to the number of shares of time-based restricted stock awards that Mr. Poor forfeited to the company on his last date of employment;

•	the accelerated vesting of certain outstanding options to purchase 72,000 shares of the company’s common stock;

•	an extension of Mr. Poor’s period to exercise options to purchase 87,000 shares of the company’s common stock (including the 72,000 accelerated options) until March 1, 2014;

•

continued medical insurance coverage through the end of the severance period for so long is Mr. Poor is COBRA-eligible and does not become eligible for coverage under another group health plan maintained by a subsequent employer; and

•	outplacement services at the company’s cost.

In addition, Mr. Poor’s severance agreement includes a general release of claims and customary restrictive covenants regarding non-competition, non-solicitation and non-disparagement for the period through the period ending December  31, 2013 (except that the non-disparagement obligations do not expire).

Director Compensation

Our Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors.

In fiscal 2011, the Compensation Committee engaged Pearl Meyer & Partners, our independent outside compensation consultants, to assess the competitiveness of our director compensation and to provide recommendations with respect to both the levels and structure of compensation for our directors. Pearl Meyer & Partners assessed the competitiveness of director compensation through comparisons with peer groups and recommended (i) an increase to the annual cash retainer, and (ii) that the annual equity award be based on a value approach with a specific targeted monetary value. In May 2011, the Compensation Committee considered Pearl Meyer & Partners’s recommendations, but in light of the events at that time, determined that it was not an appropriate time to make a change to the director compensation arrangement. The Compensation Committee also reviewed the director compensation arrangement in fiscal 2012 and determined that it was not an appropriate time to make a change to the director compensation arrangement.

In August 2011, when our chairman, Dr. Yurek retired, our company elected to separate the positions of chairman of the Board and chief executive officer. The Compensation Committee engaged Pearl Meyer & Partners to provide information related to compensation practices for a non-employee director chairman. Based upon information provided by Pearl Meyer & Partners, the Compensation Committee recommended, and the Board approved, an additional annual cash retainer of $20,000 to be paid to our company’s non-employee chairman of the Board.

Each fiscal year, non-employee directors receive cash compensation as follows:

•	each non-employee director receives $20,000 as an annual cash retainer;

•	the non-employee chairman of the Board receives an additional annual cash retainer of $20,000;

•

the chairman of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive an additional annual cash retainer of $6,000, $4,000 and $3,000, respectively; and

•

each non-employee director who attends an “in person” meeting of the Board or a committee of the Board receives $1,500 per meeting; and each non-employee director who participates in a teleconference meeting of the Board or a committee of the Board receives $1,000 per meeting.

Pursuant to the 2007 Director Stock Plan, non-employee directors are granted equity awards as follows:

•	each non-employee director is granted an option to purchase 10,000 shares of common stock upon his or her initial election to our Board; and

•

each non-employee director is granted (for no cash consideration) 3,000 fully-vested shares of common stock three business days following each Annual Meeting of the Stockholders, provided that such non-employee director had served as a director for at least one year.

Each option granted under the 2007 Director Stock Plan has an exercise price equal to the fair market value of our common stock on the date of grant and becomes exercisable in equal annual installments over a two-year period. Those options become exercisable in full in the event of an acquisition of the Company. The term of each option granted under the 2007 Director Stock Plan is 10 years, provided that, in general, an option may be exercised only while the director continues to serve as a director or within 60 days thereafter.

The compensation packages for directors are intended to attract and retain high-quality individuals to provide oversight to our management team. Directors who are employees of the Company receive no additional compensation for their service as directors.

The following table summarizes the compensation of our non-employee directors during fiscal 2012:

Name*	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards	All Other Compensation	Total
Vikram S. Budhraja	$52,000	$10,620	—	—	$62,620
Peter O. Crisp^	$26,000	$—	—	—	$26,000
Richard Drouin	$53,500	$10,620	—	—	$64,120
David R. Oliver, Jr.	$45,000	$10,620	—	—	$55,620
John B. Vander Sande	$59,500	$10,620	—	—	$70,120
John W. Wood, Jr.	$80,000	$10,620	—	—	$90,620
Pamela F. Lenehan	$52,000	$10,620	—	—	$62,620

*	Excludes Mr. McGahn, who has served as our chief executive officer and as a director since June 1, 2011. Mr. McGahn received no compensation for his service as a director in fiscal 2012. Mr. McGahn’s compensation as an executive is reported in the Summary Compensation Table included in this proxy statement.

^	Mr. Crisp departed from our Board in July 2012.

(1)	The amounts shown reflect the grant date fair value of each director’s one-time award of 3,000 fully-vested shares of common stock granted during fiscal 2012.

(2)	Based on stock price of $3.54 on the grant date of August 1, 2012.

As of March 31, 2013, each non-employee director held options for the following aggregate number of shares of common stock:

Name	Number of Shares
Vikram S. Budhraja	—
Peter O. Crisp	—
Richard Drouin	—
David R. Oliver, Jr.	20,000
John B. Vander Sande	30,000
John W. Wood, Jr.	20,000
Pamela F. Lenehan	10,000

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of March 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,671,194	(1)	$13.77	5,905,734	(2)

(1)	Excludes shares issuable under our 2000 Employee Stock Purchase Plan in connection with the current offering period which ends on September 30, 2013. Such shares are included in column (c).

(2)	In addition to being available for future issuance upon exercise of options that may be granted after March 31, 2013, 5,389,465 shares available for issuance under our 2007 Stock Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards. The above amounts include 177,000 shares available under the 2007 Director Plan and 339,269 shares available under the 2000 Employee Stock Purchase Plan on March 31, 2013. The maximum number of shares subject to purchase under the 2000 Employee Stock Purchase Plan for the offering period ending September 30, 2013 equals 50,000.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Budhraja (Chairman), Mr. Drouin, Dr. Vander Sande and Mr. Wood. No member of the Compensation Committee was at any time during fiscal 2012, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the preceding “Compensation Discussion and Analysis” section with management. Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in our proxy statement.

By the Compensation Committee of the Board.

Vikram S. Budhraja, Chairman

Richard Drouin

John B. Vander Sande

John W. Wood, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related person transactions during fiscal 2012.

ELECTION OF DIRECTORS

(PROPOSAL 1)

At the Annual Meeting, our stockholders will elect seven directors to serve until our next annual meeting of stockholders, or until their respective successors are elected and qualified. The candidates listed below were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee. The nominees must be elected by a plurality of the votes cast in person or by proxy by stockholders entitled to vote on the election. All of the nominees have indicated their willingness to serve, if elected, but if any of them should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by our Board, or the Board may elect to reduce the size of the Board. Information about each nominee is included under “Corporate Governance — Members of the Board” beginning on page 7 of this proxy statement.

The Board recommends a vote FOR the election of Mr. Budhraja, Mr. Drouin, Ms. Lenehan, Mr. McGahn, Mr. Oliver, Dr. Vander Sande and Mr. Wood, as directors.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012, and has directed that we submit this selection for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP or its predecessor company, Coopers & Lybrand LLP, has served as our independent registered public accounting firm since our inception. Although stockholder ratification is not required, the designation of PricewaterhouseCoopers LLP is being submitted for ratification at the Annual Meeting because AMSC believes it is a good corporate governance practice. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interest of AMSC and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

The Board recommends a vote FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

	Fiscal Year Ended March 31,
Fee Category	2013	2012
Audit Fees (1)	$1,351,173	$1,526,544
Audit-Related Fees	—	—
Tax Fees (2)	—	24,000
All Other Fees	—	—

Total Fees	$1,351,173	$1,550,544

(1)	Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Tax fees consist of fees for tax compliance, tax advice and tax planning services.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. All services provided to us by PricewaterhouseCoopers LLP in each of fiscal 2012 and fiscal 2011 were approved in accordance with this policy.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

OTHER MATTERS

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Stockholder Proposals for 2014 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to our 2014 Annual Meeting, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than February 21, 2014, which is 120 calendar days before the date our proxy statement was released to stockholders in connection with this year’s Annual Meeting. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting on August 1, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with SEC regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2014 Annual Meeting but not included in our proxy statement by May 3, 2014, but not before April 3, 2014, which is not less than 90 days nor more than 120 days prior to the anniversary date of this year’s Annual Meeting. However, in the event the 2014 Annual Meeting is scheduled to be held on a date before July 12, 2014 or after September 30, 2014, which are dates 20 days before or 60 days after the anniversary date of this year’s Annual Meeting, then your notice may be received by us at our principal executive office not earlier than the 120th day prior to the 2014 Annual Meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2014 Annual Meeting.

Each stockholder’s notice for a proposal must be timely given to our Corporate Secretary at our corporate headquarters located at 64 Jackson Road, Devens, MA 01434. Each notice is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our bylaws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (3) the number of shares of our common stock beneficially owned by the stockholder making the proposal, (4) a description of all arrangements or understandings between such stockholder and any other persons in connection with the proposal and any material interest of the stockholder in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (6) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or otherwise to solicit proxies from stockholders in support of such proposal.

For director nominations, a stockholder’s notice to our Corporate Secretary must set forth information specified in our bylaws, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of our common stock which are beneficially owned by such person on the date of such stockholder notice, (4) the consent of each nominee to serve as a director if elected and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to the rules of the SEC. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the number of shares of our common stock held of record, beneficially owned or represented by proxy by such stockholder, (3) a description of all arrangements or understandings between such stockholder and any other persons in connection with the nomination, (4) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named it its notice and (5) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or otherwise to solicit proxies from stockholders in support of such nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on review of the copies of such reports furnished to us and written representations regarding the filing of required reports, we are not aware that any of our officers, directors or holders of 10% or more of our common stock failed to comply in a timely manner during and with respect to fiscal 2012 with Section 16(a) filing requirements.

Important Notice Regarding Delivery of Security Holder Documents

We have adopted the cost saving practice of “householding” proxy statements and annual reports. Some banks, brokers and other nominee record holders are also “householding” proxy statements and annual reports for their customers. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household unless we have received instructions otherwise. We will promptly deliver a separate copy of either document to you if you write our Investor Relations department at 64 Jackson Road, Devens, Massachusetts 01434 or call (978) 842-3247. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Delivery of Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your stockholder communications via e-mail. To sign up for electronic delivery, visit www.proxyvote.com. Your electronic delivery enrollment will be effective until you cancel it, which you may do at any time by following the procedures described at the website listed above. If you have questions about electronic delivery, please write our Investor Relations department at 64 Jackson Road, Devens, Massachusetts 01434 or call (978) 842-3247.

AMERICAN SUPERCONDUCTOR CORPORATION 64 JACKSON ROAD DEVENS, MA 01434-4020

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M61180-P41269	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN SUPERCONDUCTOR CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐
01) Vikram S. Budhraja 05) David R. Oliver, Jr. 02) Richard Drouin 06) John B. Vander Sande 03) Pamela F. Lenehan 07) John W. Wood, Jr. 04) Daniel P. McGahn

The Board of Directors recommends you vote FOR proposal 2:						For	Against	Abstain
2	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as AMSC’s independent registered public accounting firm for the current fiscal year.					☐	☐	☐
NOTE: To transact such other business as may properly come before the annual meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Annual Meeting of Stockholders will take place at

8:30 AM local time, on August 1st, 2013 at

American Superconductor’s Headquarters located at:

64 Jackson Road

Devens, MA 01434

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M61181-P41269

AMERICAN SUPERCONDUCTOR CORPORATION

64 Jackson Road

Devens, Massachusetts 01434

Proxy for the Annual Meeting of Stockholders to be held on Thursday, August 1, 2013

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned, revoking all prior proxies, hereby appoint(s) Daniel P. McGahn, David A. Henry and John W. Powell, and each of them, each with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of American Superconductor Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters located at 64 Jackson Road, Devens, MA 01434, on Thursday, August 1, 2013, at 8:30 a.m., local time, or at any continuation, postponement or adjournment thereof (the “Meeting”).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of all nominees for director and FOR proposal 2. Attendance of the undersigned at the Meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

The proxies, in their discretion, are further authorized to vote (i) for the election of a substitute nominee for director if any nominee named herein becomes unable to serve or for good cause will not serve, (ii) on any matter that the Board of Directors did not know would be presented at the Meeting by a reasonable time before the proxy solicitation was made, and (iii) on any other matters that may properly come before the Meeting or any continuations, adjournments or postponements thereof.

Continued and to be signed on reverse side